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                                                                    Exhibit 15.1


November 14, 1997


Board of Directors and Shareholders
Homestead Village Incorporated

We are aware of the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-3, No. 333-37803) and related Prospectus of Homestead Village Incorporated for the registration of its common stock of our reports dated May 6, 1997, July 28, 1997 and October 29, 1997 relating to the unaudited condensed interim financial statements of Homestead Village Incorporated that are included in its Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                 Ernst & Young LLP